Exhibit 10.33

Restrictive Covenants Agreement
This Restrictive Covenants Agreement (this “Agreement”) is made and effective as of ______, 20__ by and between ______ (“Executive”) and CIRCOR International, Inc. (the “Company”). Executive acknowledges that the below restrictions on Executive’s activities during and after Executive’s Employment or other service relationship with the Company or any of its subsidiaries or affiliates (Executive’s “Employment”) are necessary to protect the good will, Confidential Information (as defined below), trade secrets and other legitimate interests of the Company and its subsidiaries or affiliates. Therefore, in consideration of commencing employment with the Company and entering into the Change in Control Agreement being entered into between the Company and the Executive attached to this Agreement (the “Change in Control Agreement”), Executive’s Employment, and Executive being granted access to the trade secrets, other Confidential Information and good will of the Company and its subsidiaries and affiliates (collectively, the “Company Group”), Executive agrees as follows:
1.Confidential Information
During the course of Executive’s Employment with the Company Group, Executive will learn of Confidential Information and may develop Confidential Information on behalf of one or more members of the Company Group. Executive agrees that Executive will not use or disclose to any Person (except as required by applicable law or for the proper performance of Executive’s regular duties and responsibilities in the course of Executive’s Employment) any Confidential Information obtained by Executive incident to Executive’s Employment or any other association with any member of the Company Group. Executive agrees that this restriction shall continue to apply after Executive’s Employment terminates, regardless of the reason for such termination. Further, nothing in this Agreement limits, restricts or in any other way affects Executive’s ability to comply with any lawfully issued subpoena or other command to provide testimony or other information in a legal proceeding; provided, that Executive (i) gives prompt notice to the Company of such subpoena, command or legal proceeding; (ii) consults with the Company on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, furnishes only that portion of the Information which, in the good faith and reasonable opinion of Executive’s counsel following consultation with the Company’s counsel, Executive is legally compelled to disclose, and exercises commercially reasonable efforts to obtain an order or other assurance (at the Company’s expense) that confidential treatment will be accorded to such portion of the disclosed Confidential Information. Notwithstanding the foregoing, Executive may make any of the disclosures permitted under Section 8 below.
2.Protection of Documents
All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of any member of the Company Group, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive agrees to safeguard all Documents and to surrender to the Company, at the time Executive’s Employment terminates or at such earlier time or times as the board of directors of the Company (the “Board”) or its designee may specify, all Documents then in Executive’s possession or control. Executive also agrees to disclose to the Company, at the time Executive’s Employment terminates or at such earlier time or times as the Board or its designee may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information that Executive has password-protected on any computer equipment, network or system of any member of the Company Group.
3.Assignment of Rights to Intellectual Property
Executive shall promptly and fully disclose all Intellectual Property (as defined below) to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates during Executive’s Employment shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.
4.Non-Competition and Non-Solicitation
a.Non-Competition. During Executive’s Employment and for a period of twelve (12) months following termination of Executive’s Employment, for any reason except termination due to layoff or termination by the Company without Cause (in the aggregate, the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with any member of the Company Group by providing Services (as defined below) to, or undertaking any planning for, any business competitive with the Company or any of its subsidiaries or affiliates in the Restricted Area. Nothing herein shall prohibit Executive or any of his or her respective affiliates from being a passive owner of an investment of not more than two percent (2%) of any class of stock of a corporation, which class of stock is publicly traded. Notwithstanding the foregoing, this Section 4.1 will apply following termination of Executive’s Employment only if (i) the Company does not waive the restrictions set forth in this Section 4.1 at the time of termination of Executive’s Employment and (ii) the Company provides, as determined in its sole discretion for any or no reason, either (A) six months of additional credited service towards time-based vesting under Executive’s equity awards under the Company’s stock incentive plans and agreements, including any inducement awards or (B) monthly payments at a rate equal to fifty percent (50%) of Executive’s highest annualized base salary within the two (2) years immediately preceding termination of Executive’s Employment for the duration of the Non-Competition Period that follows such termination (the “Non-Competition Payments”); provided, that Executive’s right to receive and retain any Non-Competition Payments is conditioned on Executive’s compliance in full with this Section 4.1 following termination of Executive’s

Employment; and provided, further, that any cash-based severance payments that Executive is eligible to receive with respect to any given pay period pursuant to an employment or similar agreement with the Company or any of its subsidiaries or affiliates, including but not limited to the Change in Control Agreement, or pursuant to any severance plan or policy of the Company or any of its subsidiaries or affiliates shall be reduced by the amount of any Non-Competition Payments Executive receives with respect to the same pay period. For the avoidance of doubt, if the Company elects to waive the restrictions set forth in this Section 4.1 at the time of termination, it will have no obligation to pay Executive any Non-Competition Payments. The Company and Executive intend that Non-Competition Payments that the Company elects to pay Executive are intended to comply constitute mutually agreed upon consideration for purposes of Section 24L(b)(vii) of Chapter 149 of the Massachusetts General Laws.
b.Non-Solicitation of Business Partners. During Executive’s Employment and for a period of twelve (12) months following termination of Executive’s Employment, regardless of the reason therefor (in the aggregate, the “Non-Solicitation Period”), Executive shall not, directly or indirectly, (i) solicit or encourage any customer, vendor, supplier, manufacturer or other business partner (each, a “Business Partner”) of any member of the Company Group to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Partner, or any prospective Business Partner of a member of the Company Group, to conduct with anyone else any business or activity which such Business Partner or such prospective Business Partner conducts or could conduct with the Company or any of its subsidiaries or affiliates; provided, however, in each case, that these restrictions shall apply (y) only with respect to those Persons who are or have been a Business Partner of a member of the Company Group at any time within the eighteen (18)-month period immediately preceding the activity that is restricted by this Section 4(b) or whose business has been solicited on behalf of one or more members of the Company Group by any of their officers, employees or agents within such eighteen (18) month period, other than by form letter, blanket mailing or published advertisement, and (z) only if Executive has performed work for such Person during Executive’s Employment or been introduced to, or otherwise had contact with, such Person as a result of Executive’s Employment or other associations with any member of the Company Group, or has had access to Confidential Information that would assist in Executive’s solicitation of such Person.
c.Non-Solicitation of Employees. During the Non-Solicitation Period, Executive shall not, and shall not assist any other Person to, (i) hire or engage, or solicit for hiring or engagement, any employee of the Company or any of its subsidiaries or affiliates, or seek to persuade any employee of the Company or any of its subsidiaries or affiliates to discontinue employment; or (ii) solicit or encourage any independent contractor providing services to the Company or any of its subsidiaries or affiliates to terminate or diminish its relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of a member of the Company Group is any Person who was such at any time within the eighteen (18) month period immediately preceding the activity that is restricted by this Section 4.3.

5.Cooperation
Executive agrees to cooperate with the Company and its subsidiaries and affiliates in connection with any pending or subsequently filed litigation, investigation, proceeding, claims or other disputes involving the Company or its subsidiaries or affiliates and their respective directors, officers, employees, service providers or Business Partners. Without limiting the foregoing, Executive agrees (i) to meet with representatives of any member of the Company Group, its counsel or other designees at mutually convenient times and places for factual interviews, preparation for testimony, providing affidavits and similar activities) with respect to any items within the scope of this provision; (ii) to provide truthful testimony regarding same to any court, agency, or other adjudicatory body; and (iii) to provide the Company with notice of contact by any adverse party or such adverse party’s representative, except as may be required by law. Executive’s failure to cooperate with the Company Group as outlined herein shall constitute a material breach of this Agreement.
6.Enforcement
In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all the terms and conditions of this Agreement. Executive agrees without reservation that the restraints contained herein are necessary for the reasonable and proper protection of the Company Group, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further agrees that, were Executive to breach any of the covenants contained in this Agreement, the damage to the Company and each of its subsidiaries and affiliates would be irreparable. Executive therefore agrees that the Company, in addition, and not as an alternative, to any other remedies available to it (including, without limitation, any remedies set forth in the Award Agreement or the Plan), shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any such covenants, without having to post bond, together with an award of its reasonable attorney fees incurred in enforcing its rights hereunder. So that the Company may enjoy the full benefit of the covenants contained in Sections 4.2 and 4.3 hereof, Executive further agrees that the Non-Solicitation Period shall be tolled, and shall not run, during the period of any breach by Executive of any such covenants. If Executive violates any fiduciary duty to the Company or unlawfully takes any confidential or proprietary information or other property belonging to the Company, the Non-Competition Period will extend by the time during which Executive engages in such violation(s), for up to a total of two (2) years following the termination of Executive’s Employment. Executive and the Company further agree that, in the event that any provision of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each subsidiary and affiliate of the Company shall have the right to enforce all of Executive’s obligations to such subsidiary and affiliate under this Agreement. Finally, no claimed breach of this Agreement or violation of law attributed to the Company or any of its subsidiaries or affiliates, nor any change in the nature or scope of Executive’s Employment or other association with the Company or any of its subsidiaries or affiliates, shall operate to excuse Executive from the performance of Executive’s obligations hereunder.
7.Certain Definitions
“Cause” means, as determined by the Company in its reasonable judgment, means, as determined by the Company in its reasonable judgment, (i) Executive’s willful failure substantially to perform the duties and responsibilities of Executive’s position, adhere to the lawful direction of the Board or the senior executive to whom Executive reports, or adhere to the lawful policies and practices of the Company or any of its subsidiaries or affiliates, or substantial negligence by Executive in the performance of Executive’s duties and responsibilities; (ii) Executive’s commission or conviction of, or plea of guilty of or nolo contendere to, a felony or any crime involving moral turpitude; (iii) other misconduct by Executive that is or reasonably could be expected to be materially injurious to the Company or any of its subsidiaries or affiliates; (iv) Executive’s performance (or nonperformance) of Executive’s duties and responsibilities to the Company or any of its subsidiaries or affiliates in a manner deemed by the Company to be in any way unsatisfactory; (v) Executive’s breach of this Agreement or any other agreement between Executive and the Company or any of its subsidiaries or affiliates; or (vi) Executive’s violation of or disregard for any rule, procedure or policy of the Company or any of its subsidiaries or affiliates, or any other reasonable basis for Company dissatisfaction with Executive, including for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, failure to achieve performance targets set by the Company, or other culpable or inappropriate behavior.
“Confidential Information” means any and all information of the Company and its subsidiaries or affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its subsidiaries or affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain other than through Executive’s breach of Executive’s obligations under this Agreement.
“Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off premises of the Company or any of its subsidiaries or affiliates) during Executive’s Employment that relate either to the business of the Company or any of its subsidiaries or affiliates or to any prospective activity of the Company or any of its subsidiaries or affiliates or that result from any work performed by Executive for the Company or any of its subsidiaries or affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its subsidiaries or affiliates.
“Person” includes an individual, partnership, limited liability company, corporation or other business entity.

“Restricted Area” means any geographic area in which the Company or any of its subsidiaries or affiliates does business or is actively planning to do business during Executive’s Employment or, with respect to the portion of the Non-Competition Period that follows termination of Executive’s Employment, any geographic area in which Executive, at any time during the last two years of Executive’s Employment, provided services or had a material presence or influence.
“Services” means any of the services that Executive provided to the Company or any of its subsidiaries or affiliates at any time during Executive’s Employment or, with respect to the portion of the Non-Competition Period that follows the termination of Executive’s Employment, during the last two (2) years of Executive’s Employment.
8.Permitted disclosures
Nothing in this Agreement or any other agreement with the Company or its subsidiaries or affiliates shall (1) prohibit Executive from making reports of possible violations of federal law or regulation to any government agencies, including but not limited to the Securities and Exchange Commission, in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (2) require notification or prior approval by the Company of any such report; provided that Executive is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Further, this Agreement does not limit Executive’s ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to seek an award pursuant to Section 21F of the Securities Exchange Act of 1934. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
9.miscellaneous
a.If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other applicable authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

b.Headings are used in this Agreement solely as a convenience and shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
c.The restrictive covenants contained in this Agreement are in addition to, and do not supersede, any restrictive covenants by which Executive is bound under any other agreement between Executive and the Company or any of its subsidiaries or affiliates. The restrictive covenants contained in this Agreement will survive any termination of Executive’s Employment, and any expiration of the Change in Control Agreement.
d.Neither Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without Executive’s consent to one of its subsidiaries or affiliates or to any Person with whom the Company may hereafter effect a reorganization, consolidation or merger, or to whom the Company may hereafter transfer all or substantially all of its property or assets. This Agreement shall inure to the benefit of and be binding upon Executive and the Company and each of their respective successors, executors, administrators, heirs and permitted assigns.
e.This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Executive and an expressly authorized representative of the Company.
f.This is a Massachusetts contract and shall be governed and construed in accordance with the laws of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Executive agrees to submit to the exclusive jurisdiction of the courts of or in Massachusetts in connection with any dispute arising out of this Agreement, and hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that any such dispute brought in one of the above-named courts should be dismissed on grounds of forum non conveniens.
g.This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as set forth above.

CIRCOR INTERNATIONAL, INC.

By:
Scott A. Buckhout
President & CEO

Executive acknowledges that (i) the Company provided Executive with this Agreement at least ten (10) business days before Executive’s employment commencement date; (ii) this Agreement will become effective on the date of Executive’s employment with the Company; (iii) Executive has been and is hereby advised of Executive’s right to consult an attorney before signing this Agreement; and (iv) Executive has carefully read this Agreement and understands and agrees to all of its provisions.

Executive